Exhibit 10.1

CPG Finance, Inc.

3070 Southport Road

Spartanburg, SC 29302

August 10, 2011

Jack Knott

73 Brinker Road

Barrington, IL 60010

Re:	Amendment of Bonus Agreement

Dear Jack:

As you know, on May 31, 2011, you were awarded a bonus payable by CPG Finance, Inc. (the “Company”) in an aggregate amount of up to $4,500,000 (such bonus, the “Bonus” and such agreement, the “Bonus Agreement”). In consideration for your acceptance of employment with Sun Capital Advisors, Inc. (“Sun”), the Company hereby waives the requirement in Section 2(c) of the Bonus Agreement that you be an employee of the Company immediately prior to a Change in Control (as such term is defined in the Bonus Agreement) in order to receive the payment contemplated by Section 2(c) of the Bonus Agreement. This waiver shall be null and void and of no further force or effect in the event that you voluntarily terminate your employment with Sun prior to a Change in Control.

Further, it is hereby agreed that for purposes of the payments contemplated by Section 2(d) of the Bonus Agreement, a “Payment Event” shall be deemed to have occurred if either (x) your employment with Sun is involuntarily terminated without Cause, death or Disability (as each such capitalized term is defined in the CPG Finance, Inc. 2005 Stock Option Plan) prior to a Change in Control or (y) a Change in Control has not occurred by July 14, 2015, in each case following receipt by the Company of the aggregate exercise price of the entire Option (as such term is defined in the Bonus Agreement).

Except for the above items, the terms of your Bonus Agreement remain unchanged. Please acknowledge your receipt and acceptance of the terms of this amendment to the Bonus Agreement by signing below and returning a copy to the undersigned.

Sincerely,

CPG FINANCE, INC.		Acknowledged and accepted as of this 10th day of August, 2011:

By:	/s/Eric M. Lynch	/s/ Jack Knott
Name:	Eric M. Lynch	Jack Knott
Title:	Chief Financial Officer